Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

PUCO APPROVES DP&L RATE STABILIZATION PLAN

DAYTON, OHIO, December 28, 2005 – The Public Utilities Commission of Ohio (PUCO) today approved the Rate Stabilization Plan of DPL Inc.’s (NYSE: DPL) principal subsidiary, The Dayton Power and Light Company (DP&L).

Under the plan, DP&L will phase into rates the impact of increasing fuel and environmental costs over a five year period, from January 1, 2006 through December 31, 2010.  The environmental portion of the increase, which goes into effect in 2007 and runs through 2010, will be avoidable for customers who switch generation providers.  Residential customers will continue to receive the 5% rate discount on generation that began in 2001 and will receive an additional 2.5% discount on generation from 2006 through 2008.  The discount will save residential customers approximately $21 million per year.

“This is our first rate increase since 1991,” said Jim Mahoney, President and Chief Executive Officer of DP&L.  “The plan phases in the increase over five years to ease the impact on customers and at the same time, protects them from the potential volatility of competitive electric generation markets through 2010.”

Prior to the adoption of the new Rate Stabilization Plan, DP&L customers were scheduled to pay market prices for generation beginning in 2009.  The Plan approved today provides customers with price protection through capped generation prices for 2009 and 2010, or an additional two years.

A typical residential customer using 750 kilowatt hours per month will experience a 6.7% increase of $4.76, or $71.42 to $76.18, beginning January 1, 2006.  For the next four years thereafter, the typical residential customer will experience an increase of less than 3% per year.

Utilities across the country, including DP&L, are experiencing the impact of rising fuel prices and increasing environmental requirements.  The market price for the type of coal DP&L uses to generate electricity at its power plants has almost doubled in the past three years.  At the same time, DP&L has recently invested $175 million to reduce nitrogen oxide emissions at its power plants and is in the process of investing an additional $500 million to reduce sulfur dioxide emissions.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.